Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is executed as of April 10, 2019, to be effective as of the Effective Date (defined below) by and between Approach Resources Inc., a Delaware corporation (the “Company”), and Qingming Yang (“Consultant”; Company and Consultant shall sometimes be referred to herein as “Party” and collectively as “Parties”).

WHEREAS, the Company and Consultant have entered into a letter agreement (the “Separation Agreement”) dated April 10, 2019, and executed by Consultant on April 10, 2019 (the “Execution Date”); and

WHEREAS, this Agreement will become effective on the eighth (8th) day after Execution Date, provided that Consultant does not revoke the Separation Agreement in accordance with Section 21 of the Separation Agreement during the seven-day period after the Execution Date (the “Effective Date”); and

WHEREAS, the Company desires to engage Consultant as of the Effective Date to provide certain services as described herein for the Company and its affiliates, and Consultant desires to provide such services;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the Parties agree as follows:

1.Services.

(a)The Company hereby engages Consultant as of the Effective Date, and Consultant hereby agrees to serve, as an independent contractor, and not as an employee, to provide services to the Company similar to those as provided while formerly employed as President and Chief Operating Officer of the Company and to facilitate the transition of Consultant’s former duties as President and Chief Operating Officer to such employee(s) of the Company who assume such duties, in each case as requested by the Chief Executive Officer of the Company and/or Board of Directors of the Company (“Board”) from time to time (the “Services”), and Consultant hereby accepts such engagement.  The Consultant shall perform the Services within an area no greater than the distance from his principal home address (as in effect from time to time during the Service Period) to the Company’s headquarters located at 6500 West Freeway, Suite 800, Fort Worth, Texas (the “Geographic Area”) and will not be required to travel outside of the Geographic Area except as required to comply with Consultant’s duties to cooperate with the Company as referred to in Section 11 of the Separation Agreement.  Consultant shall perform Consultant’s duties, responsibilities and functions to the best of Consultant’s abilities in a faithful, diligent, trustworthy, businesslike and efficient manner.  During the Service Period (defined below), unless otherwise instructed by the Board, Consultant shall not hold himself out to third parties as having authority to speak on behalf of the Company or the Board.

(b)The Company shall provide Consultant with access to the Company’s offices and facilities as reasonably necessary to perform Services as requested by the Chief Executive Officer of the Company or the Board. Except as provided in the preceding sentence, Consultant shall not have access to the Company’s offices or facilities during the Service Period.

(c)All “Work Product” (as defined below) resulting from the performance of Consultant’s Services for the Company will be the sole property of the Company and Consultant hereby assigns any and all rights in or to such Work Product to the Company.  “Work Product” shall include all developments of any kind that relate to the Company’s business or confidential information and that Consultant conceives, makes, develops or acquires at any time during Consultant’s engagement by the Company and within the scope of his engagement by the Company, including without limitation, any programs, trade secrets, discoveries, inventions, improvements, ideas, diagrams, processes or designs, classes, curriculum, custom courses and related training materials, whether or not reduced to writing, patented, copyrighted or trademarked.  Consultant will disclose the Work Product to the Company; assign the Work Product to the Company where necessary; and cooperate with the Company as necessary for the Company to obtain patents, copyrights or other forms of protection for the Work Product.  Consultant acknowledges that no additional compensation will be due him with regard to any Work Product.

2.Independent Contractor Status; Authority.  Consultant and the Company agree that this Agreement does not create an employee/employer relationship.  It is expressly acknowledged that the intention of both Consultant and the Company is that Consultant will serve as an independent contractor, and not as the Company’s employee.  As such, pursuant to this Agreement, the Company will not provide coverage under, or allow Consultant to participate in, any retirement, profit sharing, medical and dental insurance, short-term disability, long-term disability, bonus, or any other employee benefit plan, or fringe benefit program, other than as provided pursuant to the terms of the Separation Agreement.  Consultant shall not have authority to commit or otherwise bind the Company or any of its subsidiaries and shall not undertake to do so or represent to the contrary to any person.

3.Service Fees; Expense Reimbursement.

(a)In consideration for the performance of the Services, Consultant will receive a one-time retainer of $966,000.00 (the “Retainer Payment”) within fifteen (15) business days after the Effective Date, provided, however, that the Retainer Payment shall be reduced by an amount equal to (i) $1271.00 multiplied by (ii) the number of days from (but excluding) April 8, 2019, to (and including) the Execution Date.  The Company shall have the right to withhold all taxes and other amounts required to be withheld from the Retainer Payment under this Section 3 under applicable law.

(b)The Company shall reimburse Consultant, in accordance with the policies and procedures of the Company and subject to provision by Consultant of documentation satisfactory to the Company, for all documented, reasonable and necessary business expenses which are incurred by Consultant with the prior consent of the Company while performing Consultant’s duties under this Agreement; provided that in no event shall the Company be required to reimburse any expenses for which reimbursement is not requested in accordance with the policies and procedures of the Company within thirty (30) days after Consultant incurs the underlying expense.

4.Service Period; Termination.

(a)The engagement shall last for a period commencing on Effective Date and terminating on the earliest of either (i) six (6) months following the Effective Date, (ii) Consultant’s death or disability, (iii) immediately upon written notice of termination delivered by the Company to Consultant or (iv) by mutual written agreement of the Parties (such period, the “Service Period”). Notwithstanding the foregoing, if Consultant revokes the Separation Agreement prior to the expiration of the Revocation Period (as defined in the Separation Agreement), this Agreement shall be null and void ab initio and the Parties shall have no rights or obligations under this Agreement.

(b)From and after the termination of the Service Period, neither Party shall have any further obligation to the other Party pursuant to this Agreement except that the Company shall reimburse Consultant any reimbursable expenses properly incurred by Consultant prior to the date of such termination in accordance with Section 3(b) and Consultant shall continue to be subject to the Separation Agreement.  The foregoing is not intended to limit the Parties’ rights and obligations under the Separation Agreement.

5.Taxes.  Consultant acknowledges and agrees that Consultant shall be exclusively liable and solely responsible for the payment of all income, sales and use taxes that may be payable by Consultant as a result of any payments to Consultant hereunder and the filing of required returns relating thereto.  Consultant further acknowledges and agrees that, during and after the Consultant’s termination of service with the Company, Consultant will indemnify, defend and hold the Company harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses arising from a failure or alleged failure to make the required reports and payments for income taxes.

6.Governing Law: Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its choice of law rules.  Any action or proceeding by either Consultant or the Company to enforce this Agreement shall be brought in any state or federal court in Tarrant County, Texas.  Consultant and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

7.Waiver of Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, CONSULTANT AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, CONSULTANT SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

8.Modification and Waiver.  This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the Parties.  No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.Notices.  Any notice, request, instruction or other document to be given hereunder by any Party hereto to the other Party hereto shall be in writing and shall be given by delivery in person, by email, by overnight courier or by registered or certified mail, postage prepaid to the address set forth below or such other address as such Party may give to the other Party by notice pursuant to this Section 9.  Notice shall be deemed given on (a) the date such notice is personally delivered, (b) the date of scheduled delivery if sent by overnight courier, or (c) the date such notice is transmitted by facsimile or email and receipt electronically confirmed, if such transmission is prior to 5:00 p.m. Central time on a business day, or the next succeeding business day if such transmission is after 5:00 p.m. Central time.  If to the Company, to: Approach Resources Inc., 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, attention: General Counsel, jdazey@approachresources.com, facsimile (817) 989-9001.  If to Consultant to: Qingming Yang, [***].

10.No Reliance.  In entering into this Agreement, Consultant is not relying upon any representation that is not specified in this Agreement or the Separation Agreement, including without limitation any representations concerning future employment or additional payments.

11.Miscellaneous.  This Agreement sets forth the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter. Notwithstanding the foregoing, nothing contained herein shall affect any post-termination obligations of either Party contained in the Separation Agreement, including but not limited to the restrictive covenants described in the Separation Agreement.  In the event of a conflict between the Separation Agreement and this Agreement with respect to any post-termination obligation under the Separation Agreement, the Separation Agreement shall govern and control.  The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.  This Agreement shall not be assignable by the Consultant without the prior written consent of the Company.  For avoidance of doubt, the Company may, without the prior approval of Consultant, assign any or all of its rights and interests hereunder to any affiliate or to a successor in interest.  This Agreement will be binding upon and inure to the benefit of Consultant, the Company and their respective successors and permitted assigns.  This Agreement may be executed in separate counterparts and may be executed by facsimile or PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Consultant has signed this Agreement, as of the date first above written.

APPROACH RESOURCES INC.

By: /s/ Josh Dazey

Name: Josh Dazey

Title: VP & General Counsel

CONSULTANT

/s/ Qingming Yang
Qingming Yang

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